EXHIBIT 15(B)


              DISTRIBUTION PLAN OF THE MICHIGAN HERITAGE FUND

    The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by DECLARATION FUND (the "Trust") on behalf of THE MICHIGAN HERITAGE FUND (the "Fund"), a series of the Trust, for the use of the Fund. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

    In reviewing the Plan, the Board of Trustees considered the proposed schedule and nature of payments and terms of the ADVISORY AGREEMENT between the Trust on behalf of the Fund and DICKINSON ASSET MANAGEMENT, INC. (the "Advisor"), and the DISTRIBUTION AGREEMENT between the Trust on behalf of the Fund, the Advisor, and DECLARATION DISTRIBUTORS, INC. (the "Distributor").

    The Board determined that the Plan should provide for distribution payments and that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan has also been approved by a vote of the sole initial Fund shareholder.

The Provisions of the Plan are:

    1. The Trust shall pay the Advisor, the Distributor or others out of Fund assets for all expenses incurred by such parties in the promotion and distribution of the shares of the Fund, including but not limited to, personal services provided to prospective and existing Fund shareholders, the costs of printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and promotional materials, advertisements, and other distribution-related expenses, making slides and charts for sales presentations, travel and related expenses as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Distributor, which form of agreement has been approved by the Trustees, including the non-interested Trustees of the Trust.

    2. The maximum aggregate amount which may be paid by the Trust out of Fund assets to such parties pursuant to Paragraph 1 herein shall be 0.25% per annum of the average daily net assets of the Fund. Said payments shall be made monthly to such parties.

    3. The Advisor and the Distributor shall collect and monitor the documentation of Fund payments made under Paragraphs 1 and 2 above, shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies paid to the Advisor and to the Distributor under the Plan and an accounting of the uses to which such monies were put. They shall also furnish the Board of Trustees of the Trust such other information as the Board may reasonably request in connection with the Fund payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

    4. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including a majority of the non-interested Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

    5. The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the non-interested Trustees of the Trust, on not more than 60 days' written notice, and shall terminate automatically in the event of the assignment of the Advisory Agreement between the Trust with respect to the Fund and the Advisor.

    6. The Plan and any agreements entered into pursuant to the Plan may not be amended to increase materially the amount to be reimbursed out of Fund assets for distribution pursuant to Paragraph 2 hereof, without the approval by a majority of the Fund's outstanding voting securities.

    7. All material amendments to the Plan, or any agreements entered into pursuant to the Plan, shall be approved by the non-interested Trustees of the Trust cast in person at a meeting called for the purpose of voting on any such amendment.

    8. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested Trustees shall be committed to the discretion of such non-interested Trustees.

    9. This Plan shall take effect on the 19th day of February, 1997.

    The Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust with respect to the Fund, the Advisor and the Distributor, as evidenced by their execution hereof.



                                   DICKINSON ASSET MANAGEMENT, INC.

                                        /S/ C. David Dickinson
                                   By:  -------------------------------------
                                            Mr. C. David Dickinson, President


                                   DECLARATION FUND with respect to
                                   The Michigan Heritage Fund

                                        /S/ Terence P. Smith
                                   By:  -------------------------------------
                                            Mr. Terence P. Smith, Secretary


                                   DECLARATION DISTRIBUTORS, INC.

                                        /S/ Terence P. Smith
                                   By:  -------------------------------------
                                            Mr. Terence P. Smith, President